UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2008

BearingPoint, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-31451	22-3680505
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1676 International Drive McLean, VA	22102
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 747-3000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Frederic Brace as a Class III director.

On December 19, 2008, the Board of Directors of BearingPoint, Inc. (the “Company”) appointed Frederic F. “Jake” Brace as a member of the Company’s Board of Directors, effective as of January 1, 2009. Mr. Brace will serve as a Class III director. Mr. Brace also will serve as a member of the Audit Committee of the Company’s Board of Directors.

Mr. Brace retired from UAL Corporation (United Air Lines, Inc.) where he served as Executive Vice President and Chief Financial Officer from August 2002 to 2008, and held various other senior management positions at UAL from 1983 to 2002.

Resignation of Laurent C. Lutz as Chief Legal Officer.

As previously reported, on November 19, 2008, Laurent C. Lutz provided the Company with notice of his intention to terminate his employment with the Company and to resign from his positions as Chief Legal Officer and Secretary of the Company in order to pursue other professional opportunities. The Company and Mr. Lutz have now agreed he will cease to be an employee of the Company as of the close of business on December 31, 2008.

The Company and Mr. Lutz have agreed to enter into an Independent Contractor Agreement, to be effective as of January 1, 2009, pursuant to which Mr. Lutz has agreed to provide certain services and assistance to the Company as an independent contractor for the period of January 1, 2009 through February 15, 2009. The Company will pay Mr. Lutz a fee based on an hourly rate of $350.00 for time worked and will also pay or reimburse certain reasonable out-of-pocket expenses incurred by Mr. Lutz.

Appointment of John DeGroote as Chief Legal Officer.

On December 19, 2008, the Board of Directors of the Company appointed John DeGroote as Chief Legal Officer of the Company, to be effective beginning on December 31, 2008.

David R. Hunter 2009 Compensation.

The Board of Directors of the Company determined that the 2009 base compensation of David R. Hunter, the Company’s Chief Operating Officer, will continue to be $750,000.00, the initial value of Mr. Hunter’s total base compensation in 2008; however, his compensation in 2009 will be paid in cash rather than in combination of cash and stock options.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 29, 2008

BearingPoint, Inc.

By: /s/ Kenneth A. Hiltz
Kenneth A. Hiltz
Chief Financial Officer